Exhibit 99.15
Exhibit D

AMENDMENT NO. 3 TO THE
SECOND AMENDED AND RESTATED OPERATING AGREEMENT

This AMENDMENT NO. 3 TO THE SECOND AMENDED AND RESTATED OPERATING AGREEMENT (this “Amendment”) is entered into as of October [●], 2010, by and among Constellation Nuclear, LLC (“CNL”), a Delaware limited liability company and wholly owned subsidiary of Constellation Energy Group, Inc. (“Constellation”), CE Nuclear, LLC (“CEN”), a Delaware limited liability company, and EDF Inc. (f/k/a EDF Development Inc.) (“EDFD”), a Delaware corporation and a wholly owned subsidiary of E.D.F. International S.A. (“EDFI”), as Members, and Constellation Energy Nuclear Group, LLC, a Maryland limited liability company (the “Company”).

WITNESSETH:

WHEREAS, on December 15, 1999, the Company was formed as a wholly owned subsidiary of Constellation under the Maryland Limited Liability Company Act, as amended from time to time, pursuant to Articles of Organization filed with the Maryland Department of Assessments and Taxation;

WHEREAS, Constellation entered into a second amended and restated operating agreement of the Company, dated as of November 6, 2009 (the “Second Amended and Restated Operating Agreement”), which amended and restated the operating agreement of the Company, dated as of July 1, 2002; and

WHEREAS, the Parties desire to amend the Second Amended and Restated Operating Agreement as provided in this Amendment.

AGREEMENT:

NOW, THEREFORE, in consideration of the promises and the mutual representations, warranties, covenants, agreements and conditions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1. Defined Terms.  Capitalized terms used in this Amendment without separate definition shall have the respective meanings assigned to such terms in the Second Amended and Restated Operating Agreement.

SECTION 2. Amendment to Section 9.3.  Section 9.3 of the Second Amended and Restated Operating Agreement is hereby amended by deleting it in its entirety and replacing it with the text that follows so that, as amended, Section 9.3 of the Second Amended and Restated Operating Agreement shall read as follows:

Section 9.3                      Right of First Offer.

(a)           Except in the case of a Transfer to a Permitted Transferee pursuant to Section 9.2, prior to the Transfer of Membership Interests, the Member(s) proposing to Transfer all or any portion of its Membership Interest (the “Offering Member”) must deliver a Transfer Notice to the other Member(s) who is not an Affiliate of the Offering Member at least sixty (60) Days prior to the proposed Transfer.  The other Member(s) who is not an Affiliate of the Offering Member shall have the option to purchase all of the Membership Interests proposed to be Transferred for the cash purchase price set forth in the Transfer Notice and pursuant to the other terms and conditions set forth in this Agreement.  The other Member(s) who is not an Affiliate of the Offering Member shall have sixty (60) Days from receipt of the Transfer Notice (the “Transfer Acceptance Period”) in which to exercise its option to purchase all of the Membership Interests pursuant to this Section 9.3(a) by providing written notice of exercise of the option to the Offering Member and to the Company.

(b)           In the event that, at the end of the Transfer Acceptance Period, the other Member(s) who is not an Affiliate of the Offering Member has not elected to purchase all of the Membership Interests proposed to be Transferred, then the Offering Member shall be free to consummate the transaction described in the Transfer Notice, provided, that within 90 days after the end of the Transfer Acceptance Period, a definitive agreement is executed for the sale of such Membership Interests, and the terms and conditions (including price) in such agreement are no more favorable to the purchaser than those set forth in the Transfer Notice.  Prior to the execution of such definitive agreement, the Offering Member shall not grant exclusivity to a prospective third party purchaser (the “Third Party Purchaser”) to the extent such grant of exclusivity would prohibit or restrict the Offering Member from entertaining, negotiating or accepting an offer by another Member in respect of the subject Membership Interest.  In the event a Member exercises the option to purchase under Section 9.3(a), but such Member fails to tender the required consideration at the closing, in addition to being entitled to complete the proposed transaction, the Offering Member shall have all rights and remedies against the other Member available for breach of contract.

(c)           The parties shall use their reasonable efforts to close any purchase under Section 9.3 as promptly as possible after (i) the other Members provide written notice of the exercise of their option under Section 9.3(a) or (ii) the Offering Member executes a definitive agreement as contemplated by Section 9.3(b), as applicable.  At the closing, the Offering Member shall deliver to the purchaser an executed assignment of the subject Membership Interest satisfactory in form to counsel for the Company, and the purchaser shall deliver the purchase price in cash or immediately available funds.  The Offering Member and the purchaser each shall execute and deliver such other documents as may reasonably be requested by the other.  If the closing of any purchase by the other Members under Section 9.3(a) does not occur within one (1) year after the expiration of the Transfer Acceptance Period, then the right to close on the purchase shall lapse and the Offering Member may sell the Membership Interests proposed to be Transferred in accordance with Section 9.3(b) (on terms and conditions (including price) no more favorable to the purchaser than those set forth in the Transfer Notice) as if the other Members had elected not to purchase the Offering Member’s interests.

(d)           In connection with a reasonable due diligence investigation conducted by the Third Party Purchaser in relation to a Transfer pursuant to Section 9.3(b) by the Offering Member, the parties hereby agree that they shall cause the Company as soon as practicable after the giving of a transfer notice to prepare a data room and otherwise to provide reasonable access (during regular business hours upon reasonable notice) to the offices, properties, plants, other facilities, books and records, officers, directors, employees, agents, financial advisors, accountants and counsel of the Company and furnish such additional financial and operating data and other information regarding the business, operations, assets, liabilities and financial condition of the Company as the Offering Member or the Third Party Purchaser may reasonably request, subject to such Third Party Purchaser signing a customary confidentiality agreement with the Offering Member and the Company regarding any information to be delivered to such Third Party Purchaser.  Such access shall continue until the closing of the sale to the Third Party Purchaser, or termination of the sales process with such Third Party Purchaser.

SECTION 3. Effect of Amendment.  The parties hereto agree that, except as expressly set forth herein, all terms of the Second Amended and Restated Operating Agreement shall remain in full force and effect.  In the event of any inconsistency or conflict between the Second Amended and Restated Operating Agreement and this Amendment, the terms, conditions and provisions of this Amendment shall govern and control.

SECTION 4. Entire Agreement.  This Amendment and the Second Amended and Restated Operating Agreement, including the Exhibits, Schedules and other documents referred to therein which form a part thereof, contain the entire understanding of the parties hereto with respect to the subject matter contained herein and therein.  From and after the execution of a counterpart hereof by the parties hereto, any reference to the Second Amended and Restated Operating Agreement shall be deemed to be a reference to the Second Amended and Restated Operating Agreement as amended hereby.

SECTION 5. Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the state of Maryland without regard to principles of conflict of laws.

SECTION 6. Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall constitute an original, and all of which taken together shall constitute one instrument.  Any signature page delivered by a facsimile machine shall be binding to the same extent as an original signature page.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the Parties hereto has caused this Amendment to be duly executed, all as of the day and year first above written.

CONSTELLATION NUCLEAR, LLC

By:
Name:
Its:

CE NUCLEAR, LLC

By:
Name:
Its:

EDF INC.

By:
Name:
Its:

CONSTELLATION ENERGY NUCLEAR GROUP, LLC

By:
Name:
Its:

Signature Page to Amendment to
Second Amended and Restated CENG Operating Agreement